EXHIBIT 10.23

January 9, 2026

John Hart Cole
Address on file with the Company

Dear Hart:

This letter confirms our recent discussions regarding your title change, compensation increase and corresponding modifications of your Executive Employment Agreement, effective as of January 1, 2024 (your “Employment Agreement”).

This letter amends your Employment Agreement to reflect that, effective as of January 1, 2026, your title will be Co-President and Co-Regional Market Director – Seattle. Your annual salary will also be increased to $775,000, effective as of January 1, 2026.

1.This letter, together with your Employment Agreement and the agreements and plans referred to therein, represents the entire understanding between you and Alexandria Real Estate Equities, Inc. with respect to the subject matter hereof, and this letter supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof.
2.If you agree with the foregoing, please sign and return the enclosed copy of this letter, which will become a binding agreement on receipt.
Sincerely,

Alexandria Real Estate Equities, Inc.

By: /s/ Marc E. Binda_____________
Name:    Marc E. Binda
Title:     Chief Financial Officer and Treasurer

Accepted and Agreed as of the date hereof:

/s/ John Hart Cole__________________________
John Hart Cole